Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Allot Ltd. for the registration of ordinary shares, and to the incorporation by reference therein of our reports dated March 22, 2022, with respect to the consolidated financial statements of Allot Ltd. and the effectiveness of internal control over financial reporting of Allot Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global Tel Aviv, Israel April 08, 2022